Exhibit (a)(5)(i)

Media Contact: Lucy Bannon | (972) 419-6272 | lbannon@highlandcapital.com

NEXPOINT CAPITAL, INC. ANNOUNCES TENDER OFFER FOR COMMON STOCK

DALLAS, TX, August 28, 2019– NexPoint Capital, Inc. (the “Company”), a non-traded publicly registered business development company sponsored and managed by NexPoint Advisors, L.P., today announced that it will commence a voluntary tender offer on or about August 28, 2019 (the “Tender Offer”) for up to 2.5% of its outstanding common stock (“Shares”). The purchase price of each Share will be (i) not less than the net asset value per Share (the “NAV Per Share”) of the Company’s common stock (as determined in good faith by the board of directors of the Company or a committee thereof, in its sole discretion) next calculated following the Expiration Date (as defined in the Offer to Purchase) (the date of repurchase) and (ii) not more than 2.5% greater than the NAV Per Share as of such date, plus any unpaid dividends accrued through the expiration date of the Tender Offer.

This announcement is not a recommendation, an offer to purchase or a solicitation of an offer to sell Shares of the Company. The Company has filed with the Securities and Exchange Commission a tender offer statement on Schedule TO and related exhibits, including an offer to purchase, a related letter of transmittal and other related documents (the “Tender Offer Documents”). The Tender Offer Documents will be sent by mail to holders of the Shares. Shareholders of the Company may obtain additional copies of the Tender Offer Documents for the Company, without charge, by contacting the Tender Agent for the Tender Offer, DST Systems, Inc., at 1-844-485-9167. Shareholders can also obtain the Tender Offer Documents free of charge on the Securities and Exchange Commission’s website at www.sec.gov. Shareholders should read these documents and related exhibits, as the documents contain important information about the Company’s Tender Offer.

————

Any questions regarding the Tender Offer can be directed to the Company’s Tender Agent, DST Systems, Inc., at 1-844-485-9167. The Company’s Net Asset Value Per Share, $8.61 as of July 30, 2019 (the last Board-approved Net Asset Value), as well as other information, including information about management and the healthcare-focused investment strategy, are available at http://nexpointcapital.com. The information on or accessible through http://nexpointcapital.com is not incorporated by reference herein.

About NexPoint Advisors, L.P.

NexPoint Advisors, L.P. (together with its affiliates “NexPoint”) is a leading alternative investment advisor. NexPoint manages a suite of products that provide access to differentiated investment opportunities. The NexPoint product suite covers a range of vehicles, including listed REITs, real estate private placements, 1031 exchanges, closed-end funds, a business development company (BDC), and interval funds. An affiliate of Highland Capital Management, L.P., NexPoint is part of a multibillion-dollar investment platform that serves both retail and institutional investors worldwide. While NexPoint’s focus areas include real estate and alternative credit, its products draw on expertise and capabilities from across the platform, which spans a range of asset classes and investment strategies. For more information visit nexpointadvisors.com.

Except for the historical information and discussions contained herein, statements contained in this news release constitute forward-looking statements. These statements may involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, including the performance of financial markets, the investment performance of NexPoint Advisors, L.P.’s or Highland Capital Management L.P.’s sponsored investment products, general economic conditions, future acquisitions, competitive conditions and government regulations, including changes in tax laws. Readers should carefully consider such factors. Further, such forward-looking statements speak only on the date at which such statements are made. NexPoint Advisors, L.P. and Highland Capital Management L.P. undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statement.

This material has been distributed for informational purposes only and should not be considered as investment advice or a recommendation of any particular security, strategy or investment product. Neither the Company, nor the Company’s Board of Directors, nor NexPoint Advisors, L.P., makes any recommendation as to whether to tender or not to tender any Shares in the Tender Offer. No part of this material may be reproduced in any form, or referred to in any other publication, without express written permission.

For information on the Tender Offer:

Financial Advisors: 855-498-1580

Shareholders: 844-485-9167

Highland Media Relations: 972-419-6272

2